Exhibit 15.1

Hightimes Holding Corp. Receives Ticker and Clears Final Regulatory Hurdles to Begin Trading

Los Angeles - Feb. 20, 2020 - High Times, the most well-known brand in Cannabis, announced today that it received notification from FINRA that it was granted a trading symbol, clearing a final hurdle to begin trading. Company trading will commence with a planned listing date to be determined in the near future. The approval provides Hightimes Holding Corp. the ability to list on the public markets which will culminate the brand’s highly successful Regulation A + campaign.

“This is a big step for the company and the High Times brand. The listing of the company’s stock will give us a trading currency that will assist us in furthering our acquisitional goals. There is no better time to roll out this next evolution as we enter the cannabis retail space,” Adam Levin, Executive Chairman of Hightimes Holding Corp., noted. “With the lessons we’ve learned from other operator’s mistakes, great management, and the current state of the industry, now is the time for High Times to thrive!”

“With over 23,000 investors, this has been one of the most widely subscribed to offerings in history - across any industry,” Levin continued. “We’ve proven the strength of our brand, and of the community we represent. We’re excited for this next step.”

High Times is committed to continuing to connect cannabis to consumers with trusted products, across price points, and has introduced several plans this year to support that. High Times aims to cement its place as the largest name in cannabis and become the ultimate destination for all consumers from the canna-curious to marijuana lifers - both in-store and in person. The continued expansion in licensing and e-commerce, and now into retail stores, allow the globally recognized brand the unique opportunity to reach consumers wherever they may live. With the first two retail stores launching in Los Angeles and Las Vegas, High Times’s digital presence provides worldwide reach.

“This feels just like my early days in ecommerce - except in this case we already have audience, and we’re dealing with the most well-known brand in Cannabis,” Stormy Simon, the brand’s Chief Executive Officer, stated. “My history in ecommerce should help the company as we develop both our retail business as well as our direct to consumer delivery options in markets across the globe.”

Now marks the last opportunity to participate in the High Times Regulation A+ offering ahead of the brand’s listing on the public markets later this year. Interested investors are encouraged to visit hightimesinvestor.com to view the High Times offering circular. You can also email investor@hightimes.com or schedule a call with the brand’s investment team at https://calendly.com/hightimesinvestor/30min. View our latest Regulation A+ offering circular and our SEC filings at https://www.sec.gov/Archives/edgar/data/1714420/000149315219008495/partii.htm and https://www.sec.gov/cgi-bin/browse-edgar?company=hightimes&owner=exclude&action=getcompany.

About High Times

For more than 45 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

Forward Looking Statements

This press release may contain information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Reports on Form 1-U, dated February 20, 2020.

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